Exhibit 10.3

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered [              ] (the “Effective Date”), by and between Senior Housing Properties Trust, a Maryland real estate investment trust (the “Company”), and [                         ] (“Indemnitee”).

WHEREAS Indemnitee currently serves as a [              ] of the Company and may, in connection therewith, be subjected to claims, suits or proceedings arising from such service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as such [              ], the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent permitted by law as hereinafter provided; and

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1.                                            Definitions.  For purposes of this Agreement:

(a)                                  “Change in Control” means a change in control of the Company occurring after the Effective Date of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 10% or more of the combined voting power in the election of trustees of the Company’s then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Trustees in office immediately prior to such person attaining such percentage interest; (ii) there occurs a proxy contest, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization not approved by at least two-thirds of the members of the Board of Trustees then in office, as a consequence of which members of the Board of Trustees in office immediately prior to such transaction or event constitute less than a majority of the Board of Trustees thereafter; or (iii) during any period of two consecutive years, other than as a result of an event described in clause (a)(ii) of this Section 1, individuals who at the beginning of such period constituted the Board of Trustees (including for this purpose any new trustee whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Trustees.

(b)                                 “Corporate Status” means the status of a person who is or was a director, trustee, officer or agent of the Company.

(c)                                  “Disinterested Trustee” means a trustee of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d)                                 “Expenses” means all expenses, including, but not limited to, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(e)                                  “Independent Counsel” means a law firm, or a member of a law firm, that is retained by Indemnitee and is not serving as counsel to the Company.

(f)                                    “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal), except one initiated by an Indemnitee pursuant to Section 9.

Section 2.                                            Indemnification - General.  The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the fullest extent permitted by Maryland law in effect on the date hereof and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the date hereof.  The rights of Indemnitee provided in this Section 2 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 2-418(g) of the Maryland General Corporation Law (“MGCL”), as applicable to a Maryland real estate investment trust by virtue of Section 8-301(15) of the Maryland REIT Law.

Section 3.                                            Proceedings Other Than Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to any threatened, pending, or completed Proceeding, other than a Proceeding by or in the right of the Company.  Pursuant to this Section 3, Indemnitee shall be indemnified against all judgments, penalties, fines and amounts paid in settlement and all Expenses incurred by him or on his behalf in connection with a Proceeding by reason of Indemnitee’s Corporate Status unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his conduct was unlawful.

Section 4.                                            Proceedings by or in the Right of the Company.  Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be, made a party to any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 4, Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses incurred by him or on his behalf in connection with such Proceeding unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to such a Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (ii) Indemnitee actually received an improper personal benefit in money, property or services.

Section 5.                                            Indemnification for Expenses of a Party Who is Partly Successful.  Without limitation on Section 3 and Section 4, if Indemnitee is not wholly successful in any Proceeding covered by this Agreement, but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee under this Section 5 for all Expenses incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis.  For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6.                                            Advance of Expenses.  The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party or a witness, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met and which have not been successfully resolved as described in Section 5.  To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis.  The undertaking required by this Section 6 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 7.                                            Procedure for Determination of Entitlement to Indemnification.

(a)                                  To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification.  The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Trustees in writing that Indemnitee has requested indemnification.

(b)                                 Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 7(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred or if after a Change of Control Indemnitee shall so request, (A) by the Board of Trustees (or a duly authorized committee thereof) by a majority vote of a quorum consisting of Disinterested Trustees (as herein defined), or (B) if a quorum of the Board of Trustees consisting of Disinterested Trustees is not obtainable or, even if obtainable, such quorum of Disinterested Trustees so directs, by Independent Counsel in a written opinion to the Board of Trustees, a copy of which shall be delivered to Indemnitee, or (C) if so directed by a majority of the members of the Board of Trustees, by the shareholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination.  Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.  Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company shall indemnify and hold Indemnitee harmless therefrom.

Section 8.                                            Presumptions and Effect of Certain Proceedings.

(a)                                  In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 7(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)                                 The termination of any Proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

Section 9.                                            Remedies of Indemnitee.

(a)                                  If (i) a determination is made pursuant to Section 7 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 6, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 7(b) within 30 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 5 within ten days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Maryland, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advance of Expenses.  Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial Arbitration Rules of the American Arbitration Association.  Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 9(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 5.

(b)                                 In any judicial proceeding or arbitration commenced pursuant to this Section 9, the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.

(c)                                  If a determination shall have been made pursuant to Section 7(b) that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 9, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d)                                 In the event that Indemnitee, pursuant to this Section 9, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses incurred by him in such judicial adjudication or arbitration.  If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 10.                                      Defense of the Underlying Proceeding.

(a)                                  Indemnitee shall notify the Company promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.

(b)                                 Subject to the provisions of the last sentence of this Section 10(b) and of Section 10(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 10(a) above.  The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee.  This Section 10(b) shall not apply to a Proceeding brought by Indemnitee under Section 9 above or Section 14.

(c)                                  Notwithstanding the provisions of Section 10(b), if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company.  In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company (subject to Section 9(d)), to represent Indemnitee in connection with any such matter.

Section 11.                                      Non-Exclusivity; Survival of Rights.

(a)                                  The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Declaration of Trust or Bylaws of the Company, any agreement or a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees, or otherwise.  No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

(b)                                 In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(c)                                  The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 12.                                      Duration of Agreement; Binding Effect.

(a)                                  This Agreement shall continue until and terminate ten years after the date that Indemnitee shall have ceased to serve as a director, trustee, officer, employee, or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; provided, however, that the rights of Indemnitee hereunder shall continue until the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advance of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 9 relating thereto.

(b)                                 The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the written request of the Company, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c)                                  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 13.                                      Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 14.                                      Limitation and Exception to Right of Indemnification or Advance of Expenses.  Notwithstanding any other provision of this Agreement, (a) any indemnification or advance of Expenses to which Indemnitee is otherwise entitled under the terms of this Agreement shall be made only to the extent such indemnification or advance of Expenses does not conflict with applicable Maryland law and (b) Indemnitee shall not be entitled to indemnification or advance of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, unless (i) the Proceeding is brought to enforce indemnification under this Agreement or otherwise or (ii) the Company’s Bylaws, as amended, the

Declaration of Trust, a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees or an agreement approved by the Board of Trustees to which the Company is a party expressly provide otherwise.

Section 15.                                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.  One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 16.                                      Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 17.                                      Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 18.                                      Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses to the parties hereto:

(a)                                  If to Indemnitee, to:  The address set forth on the signature page hereto.

(b)                                 If to the Company to:

Senior Housing Properties Trust

Two Newton Place

255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn:  Secretary

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 19.                                      Governing Law.  The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:	SENIOR HOUSING PROPERTIES TRUST

	By:	(SEAL)
Name:
Title:

WITNESS:	INDEMNITEE

Name:
Address:

EXHIBIT A

FORM OF UNDERTAKING TO REPAY EXPENSES ADVANCED

The Board of Trustees of Senior Housing Properties Trust

Re:  Undertaking to Repay Expenses Advanced

Ladies and Gentlemen:

This undertaking is being provided pursuant to that certain Indemnification Agreement dated                    , 200   , by and between Senior Housing Properties Trust (the “Company”) and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity.  I hereby affirm that at all times, insofar as I was involved as [a trustee] [an officer] of the Company, in any of the facts or events giving rise to the Proceeding, I (1) acted in good faith and honestly, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance of expenses by the Company for reasonable attorney’s fees and related expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established and which have not been successfully resolved as described in Section 5 of the Indemnification Agreement.  To the extent that Advanced Expenses do not relate to a specific claim, issue or matter in the Proceeding, I agree that such Expenses shall be allocated on a reasonable and proportionate basis.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this         day                                    , 20     .

WITNESS:

(SEAL)

Schedule to Exhibit 10.3

The following current and former trustees and executive officers are parties to Indemnification Agreements with the Company which are substantially identical in all material respects to the representative Indemnification Agreement filed herewith and are dated as of the respective dates listed below.  The other Indemnification Agreements are omitted pursuant to Instruction 2 to Item 601 of Regulation S-K.

Name of Signatory	Date
Frank J. Bailey	March 10, 2004
Former Independent Trustee

John L. Harrington	March 10, 2004
Independent Trustee

David J. Hegarty	March 10, 2004
President, Chief Operating Officer and Assistant Secretary

Barry M. Portnoy	March 10, 2004
Managing Trustee

Frederick N. Zeytoonjian	March 10, 2004
Independent Trustee

William J. Sheehan	May 7, 2004
Former Director of Internal Audit

Adam D. Portnoy	May 30, 2007
Managing Trustee

Richard A. Doyle	February 27, 2008
Treasurer and Chief Financial Officer

Jeffrey P. Somers	January 30, 2009
Independent Trustee

Jacquelyn S. Anderson	May 17, 2012
Assistant Secretary

Jennifer B. Clark	May 17, 2012
Secretary

Vern D. Larkin	May 17, 2012
Director of Internal Audit